Exhibit 99.1

Contact:	Fred Driscoll
Chief Financial Officer Novavax, Inc. 1 240-268-2000

Novavax’s Seasonal Influenza VLP Vaccine Candidate Shows
Positive Results in a Phase II Clinical Trial in Older Adults

•	Both 15 and 60 mcg doses well-tolerated and immunogenic in older adults 60 years or higher in age
•	Preliminary evidence shows improved immunogenicity at higher VLP dose

Rockville, MD – April 29, 2010 – Novavax, Inc. (Nasdaq: NVAX) reported today that its trivalent seasonal influenza virus-like-particle (VLP)-based vaccine candidate was safe and immunogenic against the 2009-2010 seasonal influenza virus strains in older adults 60 years or higher in age.

In a double-blind, active-controlled Phase II study of 480 randomized subjects, the safety, tolerability and immunogenicity of a single 15 microgram dose or 60 microgram dose (per strain) of trivalent influenza VLP was compared to a dose of a commercially available inactivated trivalent influenza vaccine (TIV).  The primary immunogenicity measure in the study was hemagglutination inhibition (HAI) antibody response induced by the vaccine 21 days after immunization.  At both the high (60 microgram) and low (15 microgram) dose, the VLP vaccine showed no significant increase in severe local or systemic adverse events.

While the study was not powered to obtain definitive differences in immunogenicity between VLP doses or establish non-inferiority between VLPs and TIV, a preliminary analysis of immunogenicity results showed that the 60 microgram dose of trivalent VLP vaccine induced a statistically significant higher seroconversion rate than TIV against one of the three 2009-2010 strains of seasonal influenza virus and showed no statistically significant difference from TIV in the seroconversion rate against the other two strains.  The 15 microgram dose of trivalent VLP vaccine did not induce significantly different seroconversion rates than TIV for two of the three strains, but induced a significantly lower seroconversion rate compared to TIV against one of the strains.

These immunogenicity responses observed in the VLP vaccine groups will be used to guide the selection of a dose most likely to meet or exceed the U.S. and European regulatory guidelines for immunogenicity and safety criteria for licensure of the vaccine for older adults.

Dr. Rahul Singhvi, President and CEO of Novavax, stated:  “We are pleased to see that both doses of VLP vaccine were well tolerated and immunogenic in older adults, which was a key question for this trial.   The finding that a higher dose of VLP vaccine could be more immunogenic in this population is particularly important since there is a significant medical need for a better vaccine for older adults.  These data show that our recombinant, VLP-vaccine technology affords great flexibility in using dose as a means to improve the possible effectiveness of the vaccine.  The data from this clinical trial and from our recent Phase II influenza vaccine study in healthy younger adults suggest that our trivalent influenza vaccine may be effective in a broad range of subjects.  Taken together, the findings from these studies are encouraging and will be useful for planning further clinical testing of our trivalent VLP influenza vaccine.”

About VLPs
Virus-like particles (VLPs) mimic the external structure of viruses but lack the live genetic material that causes viral replication and infection. VLPs can be designed quickly to match individual viral strains and be produced efficiently using portable cell-culture technology.  Novavax’s VLP-based vaccine candidates are produced more rapidly than egg-based vaccines by using proprietary, portable, recombinant cell-culture technology.

About Novavax
Novavax, Inc. is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP-based, recombinant vaccines utilizing new and efficient manufacturing approaches. Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  In 2009, Novavax launched a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India.  Additional information about Novavax is available on the company’s website: www.novavax.com.

Forward-Looking Statements
Statements herein relating to future performance, conditions or strategies and other matters, including expectations regarding clinical trials, release of new data, continued development of the seasonal vaccine and its potential differentiation, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include historical and current results that may not be predictive of future trial results for the seasonal vaccine or any other vaccine that we are developing or may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if the results are similar or better than the results reported to date; uncertainties related to the initiation, enrollment, progress and completion of clinical trials; safety or efficacy issues not seen to date may be encountered; the immune systems of the elderly pose significant challenges for vaccines and our products may not be as efficacious in the elderly as they have been in test subjects to date; the company has not yet manufactured, or relied on third parties to manufacture, any vaccines at a commercial scale; and the seasonal influenza vaccine industry is intensely competitive, making it difficult for our vaccine to have market success even if approved.   Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.